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                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              CORILLIAN CORPORATION

       These Restated Articles of Incorporation of CORILLIAN CORPORATION supersede the heretofore existing Articles of Incorporation of Corillian Corporation and any and all amendments thereto and restatements thereof.

                                       I.

       The name of the Corporation is CORILLIAN CORPORATION (the "CORPORATION" or the "COMPANY").

                                       II.

       A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares, eighty million (80,000,000) shares of which shall be Common Stock (the "COMMON STOCK") and forty million (40,000,000) shares of which shall be Preferred Stock (the "PREFERRED STOCK").

       B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

       C. Two million five hundred ninety-four thousand five hundred ninety-five (2,594,595) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED").

       D. Eleven million seven hundred twenty-six thousand two hundred seventy-four (11,726,274) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED").

       E. Ten million three hundred fifty-eight thousand five hundred sixty-six (10,358,566) of the authorized shares of Preferred Stock are hereby designated "Series C

                                       1.

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Preferred Stock" (the "SERIES C PREFERRED"). The Series A Preferred, the
Series B Preferred and the Series C Preferred are sometimes collectively referred to herein as the "SERIES PREFERRED".

       F. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

       1. DIVIDEND RIGHTS.

              a. Holders of Series B Preferred and Series C Preferred on a pari passu basis, in preference to the holders of any other stock of the Company ("JUNIOR STOCK"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends on each outstanding share of Series B Preferred and Series C Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

              b. So long as any shares of Series B Preferred or Series C Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends declared (as set forth in Section 1(a) above) on the Series B Preferred and Series C Preferred shall have been paid. In the event dividends are paid on any share of Common Stock, an identical dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

       2. VOTING RIGHTS.

              a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

              b. SEPARATE VOTE OF SERIES B PREFERRED AND SERIES C PREFERRED. For so long as at least five million one hundred seventy-nine thousand two hundred eighty-three (5,179,283) shares of Series C Preferred (subject to adjustment for any stock split, reverse stock

                                       2.

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split or other similar event affecting the Series C Preferred) or three million nine hundred eight thousand seven hundred fifty-nine (3,908,759) shares of Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least three-fourths of the outstanding Series B Preferred and Series C Preferred, voting together as a single voting group, shall be necessary for effecting or validating the following actions:

                     (i) Any increase in the authorized number of shares of Common Stock reserved for issuance pursuant to stock purchase or stock option plans to employees, officers or directors of, or consultants to, the Company;

                    (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred or Series C Preferred in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                   (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (iv) Any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(d));

                     (v) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock; or

                    (vi) Any voluntary dissolution or liquidation of the Company.

              c. SEPARATE VOTE OF SERIES B PREFERRED. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, voting as a separate voting group, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company that changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely.

              d. SEPARATE VOTE OF SERIES C PREFERRED. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least three-fourths of the outstanding Series C Preferred, voting as a separate voting group, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company that changes the voting powers,

                                       3.

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preferences, or other special rights or privileges, or restrictions of the
Series C Preferred so as to affect them adversely.

              e. SEPARATE VOTE OF SERIES A PREFERRED. For so long as shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                     (i) Any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company that changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

                    (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series A Preferred in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                   (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer); or

                    (iv) Any action that results in the payment or declaration of a dividend on any shares of Common Stock.

              f. ELECTION OF BOARD OF DIRECTORS. For so long as the authorized size of the Company's Board of Directors is five (5) or more, (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;
(ii) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;
(iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iv) the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                                       4.

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              g. SERIES B PREFERRED AND SERIES C PREFERRED SPECIAL VOTING
RIGHTS. In the event that the Company shall be in arrears in the redemption of Series B Preferred and Series C Preferred pursuant to Section 5 for more than ninety (90) days, then, upon notice to the Company given by the holders of not less than fifty percent (50%) of the Series B Preferred and Series C Preferred then outstanding, the holders of the Series B Preferred and Series C Preferred shall as a voting group become entitled to Series B and Series C Special Voting Rights (as defined below). The Series B and Series C Special Voting Rights shall continue until all redemptions in arrears shall have been paid, whereupon all Series B and Series C Special Voting Rights shall cease, subject to being again revived from time to time upon the recurrence of the conditions above described. Failure by the holders of the Series B Preferred and Series C Preferred to exercise their Series B and Series C Special Voting Rights promptly upon the occurrence of the conditions described above shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that such conditions shall have occurred or be continuing.

              For purposes of this Section 2(g), the term "SERIES B AND SERIES C SPECIAL VOTING RIGHTS" shall mean the right to elect a majority of the Board of Directors upon the occurrence and during the continuance of specified defaults in the redemption of shares as provided in the foregoing paragraph.

              Immediately upon the accrual of the Series B and Series C Special Voting Rights, the number of directors of the Company shall, IPSO FACTO, be increased by that number of directors required to permit the holders of Series B Preferred and Series C Preferred to elect a majority of the Board of Directors and the directors of the Company shall thereupon be divided into two classes. One of such classes shall consist of a majority of the Board of Directors to be elected by the Series B Preferred and Series C Preferred, which directors shall be known as the Series B and Series C Preferred Directors and the other class shall consist of the remaining directors. The Series B and Series C Preferred Directors shall be elected only by vote of the holders of Series B Preferred and Series C Preferred, voting as a voting group. Whenever the number of directors of the Company shall have been so increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the Bylaws and without the vote of the holders of the Series B Preferred or Series C Preferred; PROVIDED that no such action shall impair the right of the holders of the Series B Preferred and Series C Preferred to elect a majority of the Board of Directors. The holders of the Series B Preferred and Series C Preferred may at their option at any time exercise the Series B and Series C Special Voting Rights by written consent without a meeting.

              The Series B and Series C Preferred Directors shall serve for a term of one (1) year and until their successors are elected and qualified, or until the earlier termination of the Series B and Series C Special Voting Rights of the holders of the Series B Preferred and Series C Preferred. Upon the election of the Series B and Series C Preferred Directors, then so long as the holders of the Series B Preferred and Series C Preferred are entitled to the Series B and Series C Special Voting Rights, the presence of the Series B and Series C Preferred Directors shall be required for there to be a QUORUM at all meetings of the Board of Directors of the Company and the affirmative vote of a majority of the Series B and Series C Preferred Directors shall be


                                       5.

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required for any action to be taken by the Board of Directors of the Company.
So long as the holders of the Series B Preferred and Series C Preferred are entitled to the Series B and Series C Special Voting Rights, any vacancy in the position of Series B and Series C Preferred Directors may be filled only by the holders of the Series B Preferred and Series C Preferred. The Series B and Series C Preferred Directors may, during such director's term of office, be removed at any time, with or without cause, by and only by the affirmative votes, at a special meeting of holders of the Series B Preferred and Series C Preferred called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of the Series B Preferred and Series C Preferred. Any vacancy created by such removal may also be filled at such meeting or by such consent. Upon the termination of the Series B and Series C Special Voting Rights of the holders of the Series B Preferred and Series C Preferred, the term of office of the Series B and Series C Preferred Directors shall forthwith terminate and the number of directors of the Company shall thereupon be appropriately decreased.

       3. LIQUIDATION RIGHTS.

              a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series B Preferred and Series C Preferred shall be entitled to be paid out of the assets of the Company on a pari passu basis an amount per share of Series B Preferred or Series C Preferred, as the case may be, equal to the Original Issue Price (as defined below) of such Series plus all declared and unpaid dividends on shares of such Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred or Series C Preferred held by them. The Original Issue Price of the Series B Preferred is $0.59695. The Original Issue Price of the Series C Preferred is $2.51. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred and Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series B Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

              b. After the payment of the full liquidation preference of the Series B Preferred and Series C Preferred as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the remaining assets of the Company an amount per share of Series A Preferred equal to the Original Issue Price of the Series A Preferred (as defined below) plus all declared and unpaid dividends on such shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. The Original Issue Price of the Series A Preferred is $0.37. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                                       6.

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              c. After the payment of the full liquidation preferences of the
Series Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

              d. The following events shall be considered a liquidation under this Section 3:

                     (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "ACQUISITION");

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "ASSET TRANSFER");

                   (iii) in any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                            (A) Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                                   (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing;

                                   (2) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                   (3) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of a least a majority of the voting power of all then outstanding shares of Preferred Stock.

                            (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the

                                       7.

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holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

              e. The Board of Directors may disregard the liquidation preferences of the Series Preferred in making the determination as to whether a repurchase of shares of the Company's Common Stock would be prohibited by Oregon law, provided that the aggregate number of shares of Common Stock repurchased does not exceed 597,610 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

       4. CONVERSION RIGHTS. The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

              a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

              b. SERIES PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES C PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Preferred Conversion Price," calculated as provided in Section 4(c). The Series A Preferred Conversion Rate, the Series B Conversion Rate and the Series C Conversion Rate are collectively referred to herein as the "SERIES PREFERRED CONVERSION RATE".

              c. SERIES PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "SERIES A PREFERRED CONVERSION PRICE"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "SERIES B PREFERRED CONVERSION PRICE"). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B

                                       8.

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Preferred Conversion Price as so adjusted. The conversion price for the
Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "SERIES C PREFERRED CONVERSION PRICE"). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted. The Series A Preferred Conversion Price, the Series B Conversion Price and the Series C Conversion Price are collectively referred to herein as the "SERIES PREFERRED CONVERSION PRICE".

              d. MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted; and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

              e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series C Preferred is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be each proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before the combination shall each be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

              f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date,

                                       9.

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by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

              g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

              h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

              i. SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                                       10.

                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection i(iv) below)), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection i(iv) below) less than the then effective applicable Series Preferred Conversion Price for any Series, then and in each such case the then existing applicable Series Preferred Conversion Price for such Series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection i(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Series Preferred Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding; and (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date.

                    (ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection i(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells any (i) stock or other securities convertible into or exercisable for, Additional Shares of Common Stock (such convertible or exercisable stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional


                                      11.

Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED, FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED, FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; PROVIDED that such readjustment shall not apply to prior conversions of Series Preferred.

                    (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) up to six million three hundred sixty-five thousand six hundred ninety-two (6,365,692) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any


                                      12.

stock dividends, combinations, splits, recapitalizations and the like) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock or Convertible Securities (together with the shares of Common Stock issued or issuable upon the conversion or exercise of such securities) issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution that are approved by the Company's Board of Directors; and (D) shares of Common Stock or Convertible Securities (together with the shares of Common Stock issued or issuable upon the conversion or exercise of such securities) issued in connection with bona fide acquisitions that are approved by the Board of Directors or strategic transactions involving the Company and other entities (including joint ventures, manufacturing, marketing or distribution arrangements and technology transfer and development arrangements) that are approved by the Company's Board of Directors, including the representatives designated by the holders of Series Preferred. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this
Section 4(i), for such Additional Shares of Common Stock.

               j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price or Series C Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred, respectively, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) the Series A Preferred Conversion Price, Series B Preferred Conversion Price or Series C Preferred Conversion Price at the time in effect;
(iii) the number of Additional Shares of Common Stock; and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred.

               k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)),


                                      13.

or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten
(10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series Preferred) a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution;
(B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               l.   AUTOMATIC CONVERSION.

                    (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, immediately upon (A) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $5.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like); and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least twenty million dollars ($20,000,000), or (B) the affirmative vote of the holders of a majority of the Series Preferred. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii)   Upon the occurrence of the event specified in
Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).


                                      14.

               m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               o.   NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

               q. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of the then outstanding Series Preferred, as required under Sections 2(c), 2(d) and 2(e), the Company shall not amend its Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.


                                      15.

         5.    REDEMPTION.

               a. The Company shall be obligated to redeem the Series B Preferred and Series C Preferred as follows:

                    (i) The holders of at least three-fourths of the then outstanding shares of Series B Preferred and Series C Preferred, voting together as a separate voting group, may require the Company, to the extent it may lawfully do so, to redeem the Series B Preferred and Series C Preferred in two (2) annual installments beginning on the fourth (4th) anniversary of the Original Issue Date, and ending on the date one (1) year from such first redemption date (each a "REDEMPTION DATE"). The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series B Preferred and Series C Preferred to be redeemed a sum equal to the greater of (i) the Original Issue Price per share of such Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus declared and unpaid dividends with respect to such shares; and (ii) the fair market value per share of such Series Preferred (as mutually determined by the Company and a majority in interest of such Series Preferred). The total amount to be paid for the Series B Preferred is hereinafter referred to as the "SERIES B REDEMPTION PRICE," and the total amount to be paid for the Series C Preferred is hereinafter referred to as the "SERIES C REDEMPTION PRICE." The number of shares of Series B Preferred and Series C Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B Preferred and Series C Preferred outstanding immediately prior to the Redemption Date by
(B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this
Section 5(a) shall be redeemed from each holder of Series B Preferred and Series C Preferred on a PRO RATA basis in proportion to the full amounts to which they would otherwise be respectively entitled.

                    (ii)   At least thirty (30) days but no more than sixty
(60) days prior to the first Redemption Date, the Company shall send a notice (a "REDEMPTION NOTICE") to all holders of Series B Preferred and Series C Preferred to be redeemed setting forth (A) the applicable Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares PRO RATA (in proportion to the full amounts to which they would otherwise be respectively entitled) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available; PROVIDED that in the event that the shares of Series B Preferred and Series C Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, the portion of the aggregate applicable Redemption Price remaining unpaid shall accrue interest at the rate of fifteen percent (15%) PER ANNUM, payable quarterly in arrears.

               b. On or prior to the Redemption Date, the Company shall deposit the applicable Redemption Price of all shares to be redeemed on such Redemption Date with a bank


                                      16.

or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

               c. On or after such Redemption Date, each holder of shares of Series B Preferred and Series C Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and urrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price or the Company is unable to pay the applicable Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series B Preferred (except the right to receive the Series B Redemption Price without interest upon surrender of their certificates) and the holders of such shares as holders of Series C Preferred (except the right to receive the Series C Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; PROVIDED that in the event that shares of Series B Preferred or Series C Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series B Preferred and Series C Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

               d. In the event of a call for redemption of any shares of Series B Preferred or Series C Preferred, the Conversion Rights (as defined in
Section 4) for such Series B Preferred and Series C Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

         6.    NO REISSUANCE OF SERIES PREFERRED.

               No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

         7.    RIGHTS OF FIRST REFUSAL.


                                      17.

               a. SUBSEQUENT OFFERINGS. Each holder of Series Preferred shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the Original Issue Date, other than the Equity Securities excluded by Section 7(e) hereof. Each holder of Series Preferred's PRO RATA share is equal to the ratio of (a) the number of shares of the Company's Preferred Stock which such holder of Series Preferred is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Preferred Stock immediately prior to the issuance of the Equity Securities. The term "EQUITY SECURITIES" shall mean (i) any Common Stock, Preferred Stock or other security of the Company; (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security); (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security; or (iv) any such warrant or right.

               b. EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each holder of Series Preferred written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each holder of Series Preferred shall have fifteen (15) days from the giving of such notice to agree to purchase its PRO RATA share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any holder of Series Preferred who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

               c. ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the holders of Series Preferred elect to purchase their PRO RATA share of the Equity Securities, then the Company shall promptly notify in writing the holders of Series Preferred who do so elect and shall offer such holders the right to acquire such unsubscribed shares. Such holders of Series Preferred shall then have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the holders of Series Preferred fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which any holder of Series Preferred rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the holders of Series Preferred pursuant to Section 7(b) hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 7(b), the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the holders of Series Preferred in the manner provided above.

               d. TERMINATION AND WAIVER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 7 shall not apply to, and shall terminate upon the earliest of (i) the effective date of the registration statement pertaining to the Company's initial public offering; (ii) the closing of an Asset Transfer or Acquisition; or (iii) less than five million (5,000,000) shares of Series Preferred (as adjusted for any stock splits, recapitalizations or the


                                      18.

like with respect to such shares) remain outstanding. The rights of first refusal established by this Section 7 may be amended with the written consent of holders of at least a majority of the outstanding Series Preferred.

               e. EXCLUDED SECURITIES. The rights of first refusal established by this Section 7 shall have no application to any of the following Equity Securities:

                    (i) up to an aggregate amount of six million three hundred sixty-five thousand six hundred ninety-two (6,365,692) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) (as adjusted for any stock splits, recapitalizations or the like with respect to such shares) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

                    (ii) stock issued pursuant to any rights or agreements outstanding as of the Original Issue Date, options and warrants outstanding as of the Original Issue Date and stock issued pursuant to any such rights or agreements after the date of the Original Issue Date; provided that the rights of first refusal established by this Section 7 applied with respect to the initial sale or grant by the Company of such rights or agreements;

                    (iii) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                    (iv) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                    (v) shares of Common Stock issued upon conversion of the Series Preferred;

                    (vi) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution that are approved by the Company's Board of Directors;

                    (vii) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

                    (viii) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Company's Board of Directors, including the representatives designated by the holders of Series Preferred; and any right, option or warrant to acquire any security convertible into any of the foregoing excluded securities; and


                                      19.

                    (ix) shares of Series C Preferred sold pursuant to Subsequent Closings (as that term is defined in the Series C Preferred Stock Purchase Agreement, dated October 20, 1999, by and among the Company and the parties identified on Exhibit A to such agreement).


                                      III.

    A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Oregon law.

    B. To the fullest extent authorized by law, the board of directors of the Corporation, acting on behalf of the Corporation, may indemnify or advance costs of defense, or commit the Corporation to indemnify or advance costs of defense in the future, to any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, partner, trustee, agent or employee, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In exercising the authority granted by this Article, the board of directors may choose, on the Corporation's behalf, to utilize the procedures provided in the Act, prescribe other approval processes or eliminate any procedures for specific findings or further approval in the individual matter. This Article shall not be deemed exclusive of any other provision for indemnification of directors, officers, fiduciaries, employees or agents that may be included in any statute, bylaw, resolution of shareholders or directors, agreement or otherwise, either as to action in any official capacity or action in another capacity while holding office.

    C. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."


                                      20.